Exhibit 99.1

Geek Squad Veteran Joins support.com Board of Directors

REDWOOD CITY, CA – September 1, 2009 – support.com® (NASDAQ: SPRT), a leading provider of online technology services, announced today that Mark Fries has joined its Board of Directors.

Mr. Fries is currently a partner at The ROIG Group LLC, a consulting firm specializing in accelerating value for businesses. Prior to co-founding The ROIG Group, Mr. Fries worked as a senior executive at Best Buy Co., Inc. for 10 years. During his tenure at Best Buy, Mr. Fries served as Vice President, Services Strategy and Partnerships for Best Buy’s services businesses, including Geek Squad, Magnolia Home Theater Installation and Extended Warranty/Repair. Before his leadership role at Geek Squad, Mr. Fries served as Vice President and Program Executive for Best Buy’s Customer Centricity initiative and Vice President for Innovation Development. Before joining Best Buy, Mr. Fries held various management positions at Target Corporation and Honeywell International Inc.

“We’re delighted to welcome Mark to the Board,” said Josh Pickus, President and CEO “He brings a wealth of experience in consumer technology services and retailing that will add significantly to our team,” concluded Pickus. “support.com has an outstanding technology services solution for retail and a truly technology enabled vision for the services market,” said Fries. “I’m delighted to be able to contribute to their growth.”

About support.com

support.com, Inc. (NASDAQ: SPRT) provides Instant Technology Relief® to consumers and small businesses via channel partners and the www.support.com site. support.com is a pure-play technology enabled services company that is changing the way people manage their technology. Until recently consumers and small businesses dealt with technology issues with a trip to the computer repair shop or a long wait for a technician. Now support.com’s expert North American Solutions Engineers can provide a quick, cost-effective and satisfying technology support experience over the internet and the phone using support.com’s advanced technology platform. By serving as a trusted advisor, support.com is committed to helping consumers and small businesses realize the promise of their technology.

support.com and the SupportMan Logo are trademarks or registered trademarks of support.com, Inc. or its affiliates in the US and other countries. Other names may be trademarks of their respective owners.

For more information visit www.support.com.

Investor Contact

Carolyn Bass and Daniel Wood

Market Street Partners

(415) 445-3235

sprt@marketstreetpartners.com

Media Contact

Monica Diaz

support.com

(650) 556-8909

monica@support.com